UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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CHEMOCENTRYX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

This supplement (this “Supplement”) to the Definitive Proxy Statement on Schedule 14A filed on September 14, 2022 (the “Definitive Proxy Statement”), by ChemoCentryx, Inc., a Delaware corporation (the “Company”), is being filed to supplement the Definitive Proxy Statement as described in the Explanatory Note below.

EXPLANATORY NOTE

As previously disclosed, the Company, Amgen Inc., a Delaware corporation (“Parent”), and Carnation Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of August 3, 2022 (the “Merger Agreement”). The Merger Agreement provides, subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. On September 14, 2022, the Company filed with the Securities and Exchange Commission (the “SEC”) a Definitive Proxy Statement with respect to the special meeting of the Company’s stockholders scheduled to be held on October 18, 2022 (the “Special Meeting”).

Following the announcement of the execution of the Merger Agreement, six lawsuits have been filed in State and Federal courts by purported stockholders of ChemoCentryx naming some or all of the Company, members of its board of directors, and Parent as defendants.

The five lawsuits filed by purported stockholders in Federal courts allege, among other things, that certain disclosures included in the Company’s Preliminary Proxy Statement on Schedule 14A filed with the SEC on September 1, 2022 (the “Preliminary Proxy Statement”) were materially incomplete and misleading in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, Rule 14a-9 promulgated thereunder and 17 C.F.R. § 244.100. The lawsuit filed in State court alleges that the Company and members of its board of directors breached their fiduciary duties to ChemoCentryx stockholders because the Definitive Proxy Statement is materially incomplete, deficient and misleading. The State lawsuit also claims Parent aided and abetted the breach of fiduciary duty and that the Company and members of its board of directors violated California Corporations Code § 25401 through the issuance of the Definitive Proxy Statement.

The Company believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws; however, to avoid the risk that any of the aforementioned lawsuits may delay or otherwise adversely affect the consummation of the Merger and to minimize the expense of defending such actions, the Company wishes to voluntarily make supplemental disclosures related to the Merger, all of which are set forth below, in response to certain of the allegations raised in such lawsuits.

SUPPLEMENTAL DISCLOSURES TO THE DEFINITIVE PROXY STATEMENT

This Supplement should be read in conjunction with the Definitive Proxy Statement, which you are urged to read in its entirety. Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the complaints described above that any additional disclosure was or is required. The information contained in this Supplement is incorporated by reference into the Definitive Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this Supplement shall supersede or supplement the information in the Definitive Proxy Statement. Paragraph and page references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from this Supplement. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement. Unless stated otherwise, new text is bolded, italicized and underlined and deleted text is bolded, italicized and denoted with a strikethrough to highlight the supplemental information being provided to you.

On Page 19 of the Definitive Proxy Statement, the paragraph entitled “Litigation Related to the Merger (page 76)” is amended as follows:

Since the announcement of the entry into the Merger Agreement, six ~~a~~ lawsuits have been filed in State and Federal courts by purported stockholders naming some or all of ChemoCentryx, members of its board of directors, and Amgen as defendants. On September 2, 2022, a purported stockholder of ChemoCentryx filed a lawsuit in Federal court in the Northern District of California, entitled Meinking v. ChemoCentryx, Inc., ~~was filed in the United States District Court for the Northern District of California, with~~ naming ChemoCentryx and the members of the Board ~~named~~ as defendants. On September 16, 2022, a purported stockholder of ChemoCentryx filed a lawsuit in Federal court in the Southern District of New York, entitled Halberstam v. ChemoCentryx, Inc., naming ChemoCentryx and the members of the Board as defendants. On September 19, 2022, a purported stockholder of ChemoCentryx filed a lawsuit in Federal court in the Southern District of New York, entitled Stein v. ChemoCentryx, Inc., naming ChemoCentryx and the members of the Board as defendants. On September 21, 2022, a purported stockholder of ChemoCentryx filed a lawsuit in State court in the Superior Court of the State of California in and for the County of San Mateo, entitled Drulias v. Schall, naming ChemoCentryx, members of the Board and Amgen as defendants. On October 5, 2022, a purported stockholder of ChemoCentryx filed a lawsuit in Federal court in the Southern District of New York, entitled Weiss v. ChemoCentryx, Inc., naming ChemoCentryx and the members of the Board as defendants. On October 6, 2022, a purported stockholder filed a lawsuit in Federal court in the District of Delaware, entitled Kent v. ChemoCentryx, Inc., naming ChemoCentryx and the members of the Board as defendants.

For information regarding the pending litigation, please see the section entitled “The Merger—Litigation Related to the Merger” beginning on page 76.

On Page 37 of the Definitive Proxy Statement, the first full paragraph is amended as follows:

In accordance with the Board’s direction, during the period between April 3, 2020 and June 1, 2020, representatives of Goldman Sachs contacted 13 potential strategic transaction counterparties, including Amgen, to gauge their interest in a potential strategic transaction with ChemoCentryx. Of those 13 parties contacted, five such parties, including Amgen, entered into a non-disclosure agreement with ChemoCentryx and participated in management presentation meetings with members of senior management of ChemoCentryx and representatives of Goldman Sachs (such parties, other than Amgen, referred to as “Party A,” “Party B,” “Party C” and “Party D”). Each such non-disclosure agreement was entered into in April 2020 and each such non-disclosure agreement included a standstill provision that prohibited the applicable party, for a period of twelve months from the date of the non-disclosure agreement, from offering to acquire or acquiring ChemoCentryx, and from taking certain other actions, including soliciting proxies, without the prior consent of ChemoCentryx. The non-disclosure agreements provided for the termination of the standstill provision upon ChemoCentryx’s entry into a definitive agreement with a third party providing for a sale of ChemoCentryx. ~~Any standstill restrictions contained in these non-disclosure agreements expired no later than twelve months following the date of the applicable non-disclosure agreement.~~ Eight of the 13 parties who were contacted by representatives of Goldman Sachs did not engage in discussions with ChemoCentryx or otherwise to pursue a potential strategic transaction with ChemoCentryx. None of the parties contacted ultimately submitted an indication of interest with respect to an acquisition of ChemoCentryx.

On Page 43 of the Definitive Proxy Statement, the fourth full paragraph is amended as follows:

On July 20, 2022, the Board held a telephonic special meeting, which was also attended by representatives of Goldman Sachs and representatives of Latham & Watkins. At the meeting, Dr. Schall provided the Board an update on recent diligence discussions between representatives of Amgen and representatives of ChemoCentryx. Dr. Schall also provided the Board an update with respect to Party E, including Dr. Schall’s conversation with the Chief Executive Officer of Party E on July 14, 2022 and the revised non-binding indication of interest received from Party E on July 19, 2022. Following discussion, the Board directed members of senior management of ChemoCentryx and representatives of Goldman Sachs to convey to representatives of Party E the need for Party E to increase its offer price prior to ChemoCentryx providing Party E with due diligence information. The Board, representatives of Goldman Sachs and representatives of Latham & Watkins then discussed certain other biopharmaceutical companies who would be considered most likely to have interest in acquiring ChemoCentryx and who would be the most likely to be capable of completing an acquisition of ChemoCentryx. Following such discussion, the Board directed representatives of Goldman Sachs to contact four other global biopharmaceutical companies (including Party A, Party C, Party D, and one other biopharmaceutical company referred to as “Party F”) with respect to their potential interest in an acquisition of ChemoCentryx, each of whom the Board determined were appropriately likely to have interest in acquiring ChemoCentryx and appropriately likely to be capable of completing an acquisition of ChemoCentryx.

On page 45 of the Definitive Proxy Statement, the first and second full paragraphs are amended as follows:

On July 28, 2022, the Board held a telephonic special meeting, which was also attended by representatives of Goldman Sachs and representatives of Latham & Watkins. At the meeting, Dr. Schall provided the Board an update on recent diligence discussions with Amgen and Dr. Schall’s recent discussion with Party E’s Chief Executive Officer. Representatives of Goldman Sachs also provided an update on discussions with Party A’s representatives. Representatives of Goldman Sachs also provided an update on Party C, Party D, and Party F, noting to the Board that each such party had decided not to engage. Following discussion, the Board directed members of senior management of ChemoCentryx and representatives of Goldman Sachs to continue engaging with Party E on a limited basis, to convey to representatives of Party E the need for Party E to increase its offer price prior to ChemoCentryx providing Party E with due diligence information and to convey to representatives of Party E that for a proposal by Party E to acquire ChemoCentryx to be compelling to the Board such proposal would need to reflect a per share purchase price in the $50s. The Board further directed members of senior management of ChemoCentryx, representatives of Goldman Sachs and representatives of Latham & Watkins to continue engaging with Amgen and its representatives with respect to negotiation of the draft Merger Agreement, and to engage with Party A in parallel including by providing guidance on valuation and timing. The Board, representatives of Goldman Sachs and representatives of Latham & Watkins then discussed certain other biopharmaceutical companies who would be considered most likely to have interest in acquiring ChemoCentryx and who would be most likely to be able to complete an acquisition of ChemoCentryx. Following such discussion, the Board directed representatives of Goldman Sachs to contact one additional biopharmaceutical company (referred to as “Party G”), whom the Board determined was appropriately likely to have interest in acquiring ChemoCentryx and appropriately likely to be capable of completing an acquisition of ChemoCentryx, to gauge its potential interest in an acquisition of ChemoCentryx. Party G was contacted by representatives of Goldman Sachs in May 2020 as part of ChemoCentryx’s 2020 strategic transaction process, but did not enter into a non-disclosure agreement with ChemoCentryx during such time or otherwise indicate interest in a potential acquisition of ChemoCentryx during such process.

Later on July 28, 2022, representatives of Goldman Sachs provided a representative of Party A with guidance that a transaction was likely to happen in the near-term, and that it was important for Party A to provide a proposal quickly. Representatives of Goldman Sachs also indicated that, in order to be competitive, Party A would need to be able to support a proposal in the $50s (on a price per share basis). The Party A representative indicated that Party A was prepared to move in line with the timing guidance and could see a path to a proposal price in line with the price guidance provided. Between July 28, 2022 and July 29, 2022, representatives of Goldman Sachs, representatives of Latham & Watkins, and representatives of counsel for Party A negotiated the terms of a non-disclosure agreement. On July 29, 2022, ChemoCentryx and Party A executed a non-disclosure agreement. Such non-disclosure agreement included a standstill provision that prohibited Party A, for a period of twelve months from the date of the non-disclosure agreement, from offering to acquire or acquiring ChemoCentryx, and from taking certain other actions, including soliciting proxies, without the prior consent of ChemoCentryx. The non-disclosure agreement provided for the termination of the standstill provision upon ChemoCentryx’s entry into a definitive agreement with a third party providing for a sale of ChemoCentryx, and also allowed Party A to make confidential acquisition proposals to ChemoCentryx’s chief executive officer and/or the Board at any time.

On page 47 of the Definitive Proxy Statement, the final full paragraph is amended as follows:

Later in the afternoon on August 2, 2022, the Board held a telephonic special meeting, which was also attended by members of senior management of ChemoCentryx, representatives of Goldman Sachs and representatives of Latham & Watkins. At the meeting, Dr. Schall updated the Board with respect to his conversation with Mr. Bradway and Amgen’s unwillingness to increase its offer price above the $52.00 per share proposal previously communicated. Dr. Schall also updated the Board with respect to Party A’s inability to consummate a transaction at the valuation being contemplated, as well as Party E’s request for diligence information. Dr. Schall and representatives of Goldman Sachs noted that Party E’s request for diligence information did not include a revised valuation proposal from Party E, and the Board discussed Party E’s previous per share proposal of $44.00 per share and the Board’s view as to whether Party E~~’s~~ would have the ability to finance a transaction at a higher valuation based on publicly available information. Members of senior management of ChemoCentryx, together with representatives of Latham & Watkins, provided an update on the transaction process and an update regarding the negotiation of the Merger Agreement, including a summary of the terms of the draft Merger Agreement that had been negotiated with representatives of Amgen and Wachtell Lipton and material open items as of the time of the meeting. Representatives of Latham & Watkins reviewed with the members of the Board their fiduciary duties in the context of a sale of ChemoCentryx for cash consideration. Representatives of Goldman Sachs then reviewed Goldman Sachs’s preliminary financial analyses with respect to the Merger. The Board also reviewed with members of senior management of ChemoCentryx and representatives of Goldman Sachs the results of ChemoCentryx’s outreach process to solicit interest from alternative potential acquirors; it was the consensus of the Board that re-engagement with the other potential acquirors contacted during the process or outreach to additional potential acquirors was not likely to lead to an acquisition proposal superior to the Merger, could jeopardize the successful entry into an acquisition transaction with Amgen at the per share price of $52.00 and could cause significant disruption and risk to ChemoCentryx. The Board noted the relationship disclosures provided by Goldman Sachs regarding its relationship with Amgen; the Board did not identify any concerns with these disclosures. The Board then directed senior management of ChemoCentryx and representatives of Latham & Watkins to continue the negotiation of the Merger Agreement.

On page 56 of the Definitive Proxy Statement, the section entitled “Illustrative Discounted Cash Flow Analysis – TAVNEOS AAV Only Cash Flows” is amended as follows:

Illustrative Discounted Cash Flow Analysis—TAVNEOS AAV Only Cash Flows. Using the Financial Information, Goldman Sachs performed an illustrative discounted cash flow analysis to calculate the estimated present value of ChemoCentryx based on estimates of unlevered free cash flows for the third and fourth quarters of 2022 and years 2023 through 2044 to be derived from the commercialization of TAVNEOS for its indication in ANCA-associated vasculitis, as reflected in the Financial Information (such standalone unlevered free cash flows referred to as the “TAVNEOS AAV Only Cash Flows”). For purposes of calculating the TAVNEOS AAV Only Cash Flows, share based compensation was treated as a cash expense. Using a mid-year convention and discount rates ranging from 11.5% to 13.5%, reflecting estimates of ChemoCentryx’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2022 (i) the TAVNEOS AAV Only Cash Flows and (ii) a range of illustrative terminal values for ChemoCentryx based on the TAVNEOS AAV Only Cash Flows, which were calculated by applying perpetuity growth rates ranging from negative 20% to 0% to a terminal year estimate of the TAVNEOS AAV Only Cash Flows, as reflected in the Financial Information. In addition, using discount rates ranging from 11.5% to 13.5%, reflecting estimates of ChemoCentryx’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2022 the estimated benefits of ~~ChemoCentryx’s~~ the usage of approximately $744.4 million in federal net operating losses (“NOLs”) and tax credits for the third and fourth quarters of 2022 and years 2023 through 2044, as reflected in the Financial Information. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including ChemoCentryx’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for ChemoCentryx, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Financial Information and market expectations regarding long-term real growth of gross domestic product, and inflation. Goldman Sachs derived ranges of illustrative enterprise values for ChemoCentryx based on the TAVNEOS AAV Only Cash Flows by adding the ranges of the present values it derived above. Goldman Sachs then added to such ranges of illustrative enterprise values it derived for ChemoCentryx based on the TAVNEOS AV Only Cash Flows the net cash balance of $322.0 million as of June 30, 2022 of ChemoCentryx and the net present value of $200.0 million in financing expected at the end of 2022 as reflected in the Financial Information, in each case, as provided by the management of ChemoCentryx, to derive a range of illustrative equity values for ChemoCentryx based on the TAVNEOS AAV Only Cash Flows. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of ChemoCentryx as of August 2, 2022 of approximately 76.0 to 76.2 million shares, as provided by the management of ChemoCentryx, using the treasury stock method, to derive a range of illustrative present values per share ranging from $41.01 to $45.91.

On page 57 of the Definitive Proxy Statement, the section entitled “Illustrative Discounted Cash Flow Analysis – Aggregate Cash Flows” is amended as follows:

Illustrative Discounted Cash Flow Analysis—Aggregate Cash Flows. Using the Financial Information, Goldman Sachs performed an illustrative discounted cash flow analysis to calculate the estimated present value of ChemoCentryx based on (A) the TAVNEOS AAV Only Cash Flows and (B) estimates of the unlevered free cash flows for the third and fourth quarters of 2022 and years 2023 through 2044 to be derived from the commercialization of TAVNEOS for indications other than ANCA-associated vasculitis and the Company’s CCX559 and CCX507 pipeline drug candidates, as reflected in the Financial Information (the cash flows described in clauses (A) and (B) collectively, the “Aggregate Cash Flows”). For purposes of calculating the Aggregate Cash Flows, share based compensation was treated as a cash expense.

Using discount rates ranging from 11.5% to 13.5%, reflecting estimates of ChemoCentryx’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2022 (i) the Aggregate Cash Flows and (ii) a range of illustrative terminal values for ChemoCentryx based on the Aggregate Cash Flows, which were calculated by applying perpetuity growth rates ranging from negative 20% to 0% to a terminal year estimate of the Aggregate Cash Flows, as reflected in the Financial Information. In addition, using a mid-year convention and discount rates ranging from 11.5% to 13.5%, reflecting estimates of ChemoCentryx’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2022 the estimated benefits of ~~ChemoCentryx’s~~ the usage of approximately $744.4 million in federal NOLs and tax credits for the third and fourth quarters of 2022 and years 2023 through 2044, as reflected in the Financial Information. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including ChemoCentryx’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for ChemoCentryx, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Financial Information and market expectations regarding long-term real growth of gross domestic product, and inflation. Goldman Sachs derived ranges of illustrative enterprise values for ChemoCentryx based on the Aggregate Cash Flows by adding the ranges of present values it derived above. Goldman Sachs then added to the range of illustrative enterprise values it derived for ChemoCentryx based on the Aggregate Cash Flows the net cash balance of $322.0 million as of June 30, 2022 of ChemoCentryx and the net present value of the $200.0 million in financing expected at the end of 2022 as reflected in the Financial Information, in each case, as provided by the management of ChemoCentryx, to derive a range of illustrative equity values for ChemoCentryx based on the Aggregate Cash Flows. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of ChemoCentryx as of August 2, 2022 of approximately 76.5 to 76.7 million shares, as provided by the management of ChemoCentryx, using the treasury stock method, to derive a range of illustrative present values per share ranging from $51.80 to $59.60.

On page 57 of the Definitive Proxy Statement, the paragraph entitled “Premia Analysis – Undisturbed Closing Stock Price” is amended as follows:

Premia Analysis—Undisturbed Closing Stock Price. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for transactions announced during the time period from January 1, 2015 through August 2, 2022 involving a public company in the biopharmaceutical industry as the target where the disclosed enterprise value for the transaction was between $3.0 billion and $8.0 billion. For the same transactions, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in such transactions relative to the applicable target’s last undisturbed closing stock price prior to announcement of the applicable transaction. This analysis indicated a median premium of 62% across such transactions. This analysis also indicated a 25th percentile premium of 47% and 75th percentile premium of 92% across such transactions. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 47% to 92% to the undisturbed closing price per share of ChemoCentryx’s common stock of $23.27 as of August 2, 2022 and calculated a range of implied equity values per share of ChemoCentryx’s common stock of $34.21 to $44.68.

The selected transactions considered in this analysis are summarized below:

Announcement Date	Transaction Value (1)	Target	Acquiror	1-Day Premium (2)
06/03/2022	$4.1 billion	Turning Point Therapeutics, Inc.	Bristol Myers Squibb	122%
12/13/2021	$6.7 billion	Arena Pharmaceuticals, Inc.	Pfizer, Inc.	100%
11/18/2021	$3.3 billion	Dicerna Pharmaceuticals, Inc.	Novo Nordisk A/S	80%
02/03/2021	$7.2 billion	GW Pharmaceuticals plc	Jazz Pharmaceuticals Public Limited Company	53%
02/01/2021	$3.1 billion	Viela Bio, Inc.	Horizon Therapeutics plc	53%
08/19/2020	$6.5 billion	Momenta Pharmaceuticals, Inc.	Johnson & Johnson	70%
08/17/2020	$3.7 billion	Principia Biopharma Inc.	Sanofi S.A.	35%
03/02/2020	$4.9 billion	Forty Seven, Inc.	Gilead Sciences, Inc.	96%

Announcement Date	Transaction Value (1)	Target	Acquiror	1-Day Premium (2)
02/25/2019	$4.4 billion	Spark Therapeutics, Inc.	Roche Holding Ltd.	122%
01/07/2019	$7.3 billion	Loxo Oncology, Inc.	Eli Lilly and Company	68%
12/03/2018	$4.9 billion	Tesaro, Inc.	GlaxoSmithKline plc	182%
10/30/2017	$3.7 billion	Advanced Accelerator Applications S.A.	Novartis AG	37%
01/09/2017	$5.2 billion	ARIAD Pharmaceuticals, Inc.	Takeda Pharmaceutical Company Limited	75%
05/16/2016	$5.2 billion	Anacor Pharmaceuticals, Inc.	Pfizer, Inc.	55%
11/02/2015	$5.6 billion	Dyax Corp.	Shire plc	35%
07/14/2015	$7.2 billion	Receptos, Inc.	Celgene Corporation	45%
03/30/2015	$3.2 billion	Auspex Pharmaceuticals, Inc.	Teva Pharmaceutical Industries Ltd.	42%
01/11/2015	$5.0 billion	NPS Pharmaceuticals, Inc.	Shire plc	51%
			75th Percentile	92%
			Median	62%
			25th Percentile	47%

(1)	Excludes contingent payments.
(2)

Premiums for each transaction were calculated by comparing the per share acquisition price in the transaction to the closing price of the target company’s common stock for the date one day prior to the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction.

On page 58 of the Definitive Proxy Statement, the paragraph entitled “Premia Analysis – 52-Week High Closing Stock Price” is amended as follows:

Premia Analysis—52-Week High Closing Stock Price. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for transactions announced during the time period from January 1, 2015 through August 2, 2022 involving a public company in the biopharmaceutical industry as the target where the disclosed enterprise value for the transaction was between $3.0 billion and $8.0 billion. For the same transactions, using publicly available information, Goldman Sachs calculated the average, 25th percentile and 75th percentile premia of the price paid in such transactions relative to the applicable target’s last undisturbed 52-week high closing stock prices prior to announcement of the applicable transaction. This analysis indicated a median premium of 21% across such transactions. This analysis also indicated a 25th percentile premium of negative 1% and 75th percentile premium of 31% across such transactions. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of negative 1% to 31% to the October 11, 2021, $40.50 per share closing price of ChemoCentryx’s common stock, which is the undisturbed 52-week high closing price per share of ChemoCentryx’s common stock for the 52-week period ended August 2, 2022, and calculated a range of implied equity values per share of ChemoCentryx’s common stock of $40.10 to $53.06.

The selected transactions considered in this analysis are summarized below:

Announcement Date	Transaction Value (1)	Target	Acquiror	Premium to 52-Week High
06/03/2022	$4.1 billion	Turning Point Therapeutics, Inc.	Bristol Myers Squibb	(9)%

Announcement Date	Transaction Value (1)	Target	Acquiror	Premium to 52-Week High
12/13/2021	$6.7 billion	Arena Pharmaceuticals, Inc.	Pfizer, Inc.	19%
11/18/2021	$3.3 billion	Dicerna Pharmaceuticals, Inc.	Novo Nordisk A/S	(4)%
02/03/2021	$7.2 billion	GW Pharmaceuticals plc	Jazz Pharmaceuticals Public Limited Company	39%
02/01/2021	$3.1 billion	Viela Bio, Inc.	Horizon Therapeutics plc	(12)%
08/19/2020	$6.5 billion	Momenta Pharmaceuticals, Inc.	Johnson & Johnson	34%
08/17/2020	$3.7 billion	Principia Biopharma Inc.	Sanofi S.A.	9%
03/02/2020	$4.9 billion	Forty Seven, Inc.	Gilead Sciences, Inc.	47%
02/25/2019	$4.4 billion	Spark Therapeutics, Inc.	Roche Holding Ltd.	24%
01/07/2019	$7.3 billion	Loxo Oncology, Inc.	Eli Lilly and Company	24%
12/03/2018	$4.9 billion	Tesaro, Inc.	GlaxoSmithKline plc	(15)%
10/30/2017	$3.7 billion	Advanced Accelerator Applications S.A.	Novartis AG	32%
01/09/2017	$5.2 billion	ARIAD Pharmaceuticals, Inc.	Takeda Pharmaceutical Company Limited	69%
05/16/2016	$5.2 billion	Anacor Pharmaceuticals, Inc.	Pfizer, Inc.	(35)%
11/02/2015	$5.6 billion	Dyax Corp.	Shire plc	22%
07/14/2015	$7.2 billion	Receptos, Inc.	Celgene Corporation	17%
03/30/2015	$3.2 billion	Auspex Pharmaceuticals, Inc.	Teva Pharmaceutical Industries Ltd.	26%
01/11/2015	$5.0 billion	NPS Pharmaceuticals, Inc.	Shire plc	18%
			75th Percentile	31%
			Median	21%
			25th Percentile	(1)%

(1)	Excludes contingent payments.
(2)

Premiums for each transaction were calculated by comparing the per share acquisition price in the transaction to the applicable target’s last undisturbed 52-week high closing stock prices prior to announcement of the applicable transaction.

On page 76 of the Definitive Proxy Statement, the section entitled “Litigation Related to the Merger” is amended as follows:

Following the announcement of the execution of the Merger Agreement, six lawsuits have been filed in State and Federal courts by purported stockholders naming some or all of ChemoCentryx, members of the Board, and Amgen as defendants.

On September 2, 2022, a purported stockholder of ChemoCentryx filed a lawsuit in the United States District Court for the Northern District of California captioned Meinking v. ChemoCentryx, Inc., Case No. 3:22- cv-05019-LB, naming ChemoCentryx and the members of the Board as defendants. On September 16, 2022, a purported stockholder of ChemoCentryx filed a lawsuit in Federal court in the Southern District of New York, entitled Halberstam v. ChemoCentryx, Inc., Case No. 22-cv-07940, naming ChemoCentryx and the members of the Board as defendants. On September 19, 2022, a purported stockholder of ChemoCentryx filed a lawsuit in Federal court in the Southern District of New York, entitled Stein v. ChemoCentryx, Inc., Case No. 22-cv-07982, naming ChemoCentryx and the members of the Board as defendants. On October 5, 2022, a purported stockholder of ChemoCentryx filed a lawsuit in Federal court in the Southern District of New York, entitled Weiss v. ChemoCentryx, Inc., Case No. 22-cv-08479, naming ChemoCentryx and the members of the Board as defendants. On October 6, 2022, a purported stockholder filed a lawsuit in Federal court in the District of Delaware, entitled Kent v. ChemoCentryx, Inc., Case No. 22-cv-01314, naming ChemoCentryx and the members of the Board as defendants (collectively, the “Federal Lawsuits”). The ~~complaint~~ Federal Lawsuits ~~names ChemoCentryx and members of the Board as defendants and~~ allege~~s~~ that the defendants made materially incomplete and misleading statements about the proposed acquisition of ChemoCentryx by Amgen. Specifically, the ~~complaint~~ Federal Lawsuits allege~~s~~ that ~~all~~ defendants violated Section 14(a) of the Exchange Act, Rule 14a-9 promulgated thereunder and 17 C.F.R. § 244.100 and that each Board member violated Section 20(a) of the Exchange Act. The Federal Lawsuits~~, and asserts claims challenging~~ challenge the adequacy of ChemoCentryx’s disclosures regarding ~~ChemoCentryx’s~~ management’s projections, Goldman’s financial analyses, and the sales process leading up to the proposed transaction in the preliminary proxy statement filed with the SEC on August 31, 2022 (the “Preliminary Proxy”). The complaint seeks, among other relief, (i) injunctive relief preventing the parties from proceeding with the Merger until the alleged disclosure deficiencies have been remedied, (ii) rescission in the event the Merger is consummated or alternatively rescissory damages and (iii) an award of costs, including attorneys’ and experts’ fees. ~~ChemoCentryx believes this lawsuit is without merit.~~

On September 21, 2022, a purported stockholder of ChemoCentryx filed a lawsuit in State court in the Superior Court of the State of California in and for the County of San Mateo, entitled Drulias v. Schall, naming ChemoCentryx, the members of the Board and Amgen as defendants (the “State Lawsuit”). The State Lawsuit alleges that ChemoCentryx and members of the Board breached their fiduciary duties and violated California Corporations Code § 25401 by issuing a materially incomplete, deficient and misleading Definitive Proxy. The State Lawsuit also alleges that Amgen aided and abetted defendants’ breach of fiduciary duties. The State Lawsuit seeks, among other relief (i) injunctive relief preventing the parties from proceeding with the Merger until the alleged disclosure deficiencies have been remedied, (ii) rescission in the event the Merger is consummated or alternatively rescissory damages and (iii) an award of costs, including attorneys’ and experts’ fees.

ChemoCentryx believes the Federal Lawsuits and the State Lawsuit are without merit.

Additional lawsuits may be filed against ChemoCentryx, members of the Board or ChemoCentryx’s officers in connection with the Merger, which could prevent or delay completion of the Merger and result in substantial costs to ChemoCentryx, including any costs associated with indemnification.

Important Additional Information and Where to Find It

The Special Meeting is currently scheduled to be held on October 18, 2022. This report may be deemed solicitation material in respect of the Merger. On September 14, 2022, ChemoCentryx filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement and has filed or may file with the SEC other relevant documents with respect to a special meeting of the stockholders of ChemoCentryx to approve the proposed Merger. Investors of ChemoCentryx are urged to read the definitive proxy statement and other relevant materials carefully and in their entirety because they do or will, when filed, contain important information about ChemoCentryx, Amgen and the proposed Merger. Investors may obtain a free copy of these materials and other documents filed by ChemoCentryx with the SEC at the SEC’s website at www.sec.gov, at ChemoCentryx’s website at https://chemocentryx.com or by sending a written request to ChemoCentryx at 835 Industrial Road, Suite 600, San Carlos, CA 94070, Attention: Legal.

Participants in the Solicitation

ChemoCentryx and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of ChemoCentryx’s stockholders in connection with the proposed Merger is set forth in ChemoCentryx’s definitive proxy statement for its special stockholders meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed Merger may be set forth in subsequent documents to be filed with the SEC and which can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This report contains forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend on or refer to future events or conditions, and include words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume” and “continue” as well as variations of such words and similar expressions. By their nature, forward-looking statements involve risks and uncertainty because they relate to events and depend on circumstances that will occur in the future, and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements include, among other things, statements about the potential benefits of the proposed acquisition of ChemoCentryx by Amgen (the “proposed transaction”); the prospective performance and outlook of ChemoCentryx’s business, performance and opportunities; any potential strategic benefits, synergies or opportunities expected as a result of the proposed transaction; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing. These statements are not guarantees of future performance and they involve certain risks, uncertainties and assumptions that are difficult to predict. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by our forward-looking statements. There can be no guarantee that the proposed transaction will be completed, or that it will be completed as currently proposed, or at any particular time. Neither can there be any guarantee that Amgen or ChemoCentryx will achieve any particular future financial results, or that Amgen will be able to realize any of the potential strategic benefits, synergies or opportunities as a result of the proposed acquisition. In particular, our expectations could be affected by, among other things: the risk that the proposed transaction may not be completed in a timely manner or at all; the possibility that competing offers or acquisition proposals for ChemoCentryx will be made; the possibility that required stockholder or other approvals or other conditions to the consummation of proposed transaction may not be satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect Amgen or ChemoCentryx or the expected benefits of the proposed transaction); regulatory actions or delays or government regulation generally, including potential regulatory actions or delays relating to the completion of the potential transaction; the occurrence of any event, change or other circumstance that could give rise to the right of Amgen or ChemoCentryx to terminate the definitive merger agreement governing the terms and conditions of the proposed transaction; effects of the announcement, pendency or consummation of the proposed transaction on ChemoCentryx’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; risks related to the diversion of management’s attention from ongoing business operations and opportunities; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the potential that the strategic benefits, synergies or opportunities expected from the proposed transaction may not be realized or may take longer to realize than expected; the successful integration of ChemoCentryx into Amgen subsequent to the closing of the proposed transaction and the timing, difficulty and cost of such integration; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and other risks and factors referred to from time to time in Amgen’s and ChemoCentryx’s filings with the SEC, including Amgen’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q and ChemoCentryx’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q, including those related to the uncertainties inherent in the research and development of new and existing healthcare products, including clinical and regulatory developments and additional analysis of existing clinical data; our ability to obtain or maintain proprietary intellectual property protection; safety, quality or manufacturing issues or delays; changes in expected or existing competition; and domestic and global trends toward health care cost containment, including government, payor and general public pricing and reimbursement pressures. The effects of the COVID-19 pandemic may give rise to risks that are currently unknown or amplify the risks associated with many of these factors. ChemoCentryx is providing the information in this report as of this date and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.